Exhibit 99.4

TRIM HOLDING GROUP

POLICY AND PROCEDURES WITH RESPECT TO

RELATED PERSON TRANSACTIONS

Statement of Policy

The Company recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest. It is the Company’s preference to avoid Related Person Transactions that are not Exempt Related Party Transactions (as defined below). Nevertheless, the Company recognizes that there may be situations where Related Person Transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services from Related Persons (as defined below) that are of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or may provide products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Board of Directors has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions. The Board of Directors will review and may amend this Policy from time to time.

Related Person Transactions

For the purposes of this policy, a “Related Person Transaction” is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which the Company (including its subsidiaries) was, is or will be a participant.

For purposes of this Policy, a “Related Person” means:

1.   Any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or an Immediate Family Member (as defined below) of any director or executive officer of the Company;

2.   Any person who is or is expected to become a nominee to become a director of the Company and any person who is, or at any time since the beginning of the Company’s last fiscal year was, an Immediate Family Member of any such nominee;

3.   Any person who is known to the Company to be the beneficial owner of more than 5 percent of the Preferred Stock, series 1, class P-1; Preferred Stock, series 1, class P-2; or Common Stock and any Immediate Family Member of such shareholder; and

4.   Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5 percent or greater beneficial ownership interest.

For purposes of this Policy, an “Immediate Family Member” of a person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person and any individual (other than a tenant or employee) sharing the household of such person.

For purposes of this Policy, a “Related Party Transaction” shall be considered an “Exempt Related Party Transaction” if the Chief Financial Officer or the General Counsel determines the direct or indirect interest a Related Person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

Approval Procedures

If a proposed transaction is identified as a potential Related Person Transaction before the Company enters into the transaction, the following steps shall be taken:

1.   The Chief Financial Officer and the General Counsel shall be notified of the facts and circumstances of the proposed Related Person Transaction, including (i) the Related Person’s relationship to the Company and interest in the transaction; and (ii) the material facts of the proposed Related Person Transaction, including the proposed amount involved in such transaction. The Chief Financial Officer or the General Counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of this Policy and whether approval of such transaction by the Board of Directors or the Audit Committee of the Board of Directors is required under this Policy.

2.   If the Chief Financial Officer or the General Counsel determines that the proposed transaction is a Related Person Transaction and not an Exempt Related Party Transaction, the proposed Related Person Transaction shall be submitted to the Audit Committee of the Board of Directors for consideration at the next Audit Committee meeting or, in those instances in which the Chief Financial Officer or the General Counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who shall possess delegated authority to act between Audit Committee meetings).

3.   The Audit Committee, or where submitted to the Chair, the Chair, shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact of the transaction on the independence of any director or director nominee; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her Immediate Family Members is the Related Person. The Audit Committee (or the Chair) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee (or the Chair) determines in good faith.

4.   The Chair of the Audit Committee shall report to the Audit Committee at the next Audit Committee meeting any approval under this Policy pursuant to delegated authority.

Ratification Procedures

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Person Transaction (other than an Exempt Related Party Transaction) that has not been previously approved or previously ratified under this Policy, the following steps shall be taken:

1.   If the transaction is pending or ongoing, it shall be submitted to the Audit Committee or Chair of the Audit Committee promptly, and the Audit Committee or Chair shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact of the transaction on the independence of any director or director nominee; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Based on the conclusions reached, the Audit Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction; and

2.   If the transaction is completed, the Audit Committee or Chair of the Audit Committee shall evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction or other action is appropriate, and shall request that the Chief Financial Officer or the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or Chair for prior approval and whether any changes to these procedures are recommended.

Review of Ongoing Transactions

At the Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions (other than Exempt Related Party Transactions) that remain outstanding.

Disclosure

All Related Person Transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be disclosed in accordance with such laws, rules and regulations.

The material features of this policy shall be disclosed in the Company’s annual report on Form 10-K or in the Company’s proxy statement, as required by applicable laws, rules and regulations.